BANK OFMARIN BANCORP

EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-144807, No. 333-144808, No. 333-144809, No. 333-144810, and No. 333-167639 on Form S-8 and Registration Statements No. 333-162686 on Form S-3 of our report dated March 12, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K, of Bank of Marin Bancorp for the year ended December 31, 2011.

/s/ Moss Adams LLP
Stockton, California
March 12, 2012